Exhibit 10.4

PURETECH HEALTH PLC

PERFORMANCE SHARE PLAN

RESTRICTED SHARE UNITS NOTICE

Name of Grantee:

This Notice evidences the Award for a target number (“Target RSUs”) of restricted share units (each, an “RSU,” and collectively, the “RSUs”) of PureTech Health plc, a public limited company incorporated under English law (the “Company”), granted to you pursuant to the PureTech Health plc Performance Share Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Share Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each RSU is a bookkeeping entry representing the equivalent in value of one share of the Company’s ordinary share capital (each, a “Share”). The number of RSUs that you actually earn for the Performance Period will be determined by the level of satisfaction of the Performance Conditions in accordance with Exhibit A to the Agreement.

Grant Date: ____, 20__

Performance Period: The period starting on [INSERT], and ending on [INSERT].

Target RSUs: [INSERT]

PureTech Health plc	Date

I acknowledge that I have read the Agreement and the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the RSUs or the Company.

Signature of Grantee	Date

RESTRICTED SHARE UNITS AGREEMENT

UNDER THE

PURETECH HEALTH PLC PERFORMANCE SHARE PLAN

THIS DEED IS MADE ON	[INSERT]

BY PURETECH HEALTH PLC (Company number _________________) whose registered office is at _____________________).

1. Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement or in the Plan.

2. Restricted Share Units.

(a) Performance Conditions/Determination. The number of RSUs you earn for the Performance Period will be determined by the Administrator after the end of the Performance Period based on the level of satisfaction of the Performance Conditions in accordance with Exhibit A attached hereto. All determinations of whether Performance Conditions have been satisfied and the number of RSUs you earn shall be made by the Administrator in its sole discretion. Following completion of the Performance Period, the Administrator will review and certify in writing whether, and to what extent, the Performance Conditions for the Performance Period have been satisfied and the number of RSUs that you earned, subject to compliance with the remaining terms of this Agreement. Such certification shall be final, conclusive and binding on you and on all other persons, to the maximum extent permitted by law.

(b) Vesting. All of the RSUs are nonvested and forfeitable as of the Grant Date. Except as otherwise provided herein or in the Plan, the RSUs you earn pursuant to Section 2(a) will Vest and become nonforfeitable on the date in [INSERT] that the Administrator certifies the satisfaction of the Performance Conditions in accordance with Section 2(a), or if on that date a Dealing Restriction applies, the first date on which it ceases to apply (the “Vesting Date”), so long as you are in continuous Service from the Grant Date through such Vesting Date. The number of RSUs that Vest and become payable under this Agreement shall be determined by the Administrator based on the level of satisfaction of the Performance Conditions set forth in Exhibit A. Vested RSUs shall be rounded to the nearest whole RSU. Failure to achieve at least the minimum performance target shall result in the forfeiture of all RSUs.

(c) Termination of Service. Except as otherwise determined by the Administrator, if your continuous Service terminates for any reason other than your death, Disability, or termination by the Company without Cause, at any time before the Vesting Date, your unvested RSUs shall be automatically forfeited upon such termination of continuous Service and neither the Company nor any Affiliate shall have any further obligations to you under this Agreement.

If your continuous Service terminates during the Performance Period as a result of your death, Disability, or termination by the Company without Cause (or, subject to the exercise of such discretion being in compliance with Section 409A of the Code, any other reason which the Administrator in its discretion determines), this Award will remain eligible to Vest on the Vesting Date. However, the number of Shares in respect of which this Award may Vest shall be determined as follows: (i) the Administrator shall determine the extent to which any Performance Condition applicable to the Award has been satisfied at the time of Vesting; and (ii) the resulting number of Shares so calculated shall then be reduced on a prorata basis based on the number of days from the beginning of the Performance Period until Cessation prorata to the original Performance Period, and the resulting figure, rounded up to the nearest whole number of Shares shall be the number of Shares which Vest, provided that the Administrator may in its discretion determine that exceptional circumstances exist which justify Vesting to a greater extent than the prorating referred to in this Section would allow.

(d) Effect of a Specified Event. If a Specified Event occurs during the Performance Period and you remain in continuous Service through the date of the Specified Event or your Service terminates before the Specified Event as a result of your death, Disability, or termination by the Company without Cause (or, subject to the exercise of such discretion being in compliance with Section 409A of the Code, any other reason which the Administrator in its discretion determines), you may Vest on the date of the Specified Event in a pro rata portion of the RSUs. The number of Shares in respect of which this Award may Vest shall be determined as follows: (i) the Administrator shall determine the extent to which, in its reasonable opinion, the Performance Condition applicable to the Award has been satisfied at the time of the Specified Event and shall calculate the number of Shares in respect of which the Award would be capable of Vesting accordingly; and (ii) unless the Administrator determines not to apply such prorating and to allow Vesting to a greater extent, the resulting number of Shares so calculated shall then be reduced on a prorata basis based on the number of days from the beginning of the Performance Period applicable to that Award until the earlier of your Cessation or date of the Specified Event prorata to the Performance Period and the resulting figure, rounded up to the nearest whole number of Shares shall be the number of Shares in respect of which the Award shall Vest. To the extent that the RSUs do not vest in accordance with this Agreement on a Specified Event, they shall lapse on the occurrence of the Specified Event.

(e) Manner of RSU Settlement. You are required to make a payment of £0.01 per Share by the scheduled settlement date as a condition of settlement of the RSUs. If permitted by the Administrator, you may satisfy such payment by giving an undertaking to pay such amount and netting and discharging such undertaking against the subsequent proceeds of sale of the Shares delivered in respect of the RSUs that Vest, provided that any such sale shall take place within 14 days following the Vesting of the RSUs (or such earlier or later date as the Administrator may agree with you). The Company will issue to you, in settlement of your RSUs and subject to satisfaction of tax withholding and the foregoing payment, the number of whole Shares that equals the number of whole RSUs that become Vested, and such Vested RSUs will terminate and cease to be outstanding upon such issuance of the Shares. Upon issuance of such Shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such Shares) and may deliver such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(f) Timing of RSU Settlement. Your vested RSUs will be settled by the Company, via the issuance of Shares as described herein, on the earlier of the Vesting Date or Specified Event, or within thirty (30) days thereafter.

(g) Dividend Equivalents. Dividend Equivalents will be paid with respect to vested RSUs.

3. Restrictions on Transfer. Neither this Agreement nor any RSU may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and no right hereunder may be subject to execution, attachment or similar process. All rights with respect to this Agreement shall be exercisable during your lifetime only by you or your guardian or legal representative. Any purported transfer, assignment, pledge, hypothecation or other disposal shall cause your RSUs to be forfeited and lapse immediately.

4. Tax Withholding. You agree that you will indemnify the Company and each Affiliate in respect of, and shall be liable to pay to the Company or the Affiliate, or otherwise make provision satisfactory to the Administrator for payment of, any taxes (including social security or similar contributions) which the Company or any Affiliate is required to withhold and/or account for to any taxation authority in respect of the RSUs and such payment or provision shall be made no later than the date of the event creating such tax liability. Without prejudice to the generality of the foregoing, the Company or its Affiliate may, to the extent permitted by law: (i) deduct an amount equal to any such tax liabilities from any payment of any kind otherwise due to you; (ii) withhold and sell such number of Shares to which you would otherwise become entitled on Vesting or payment as will provide the Company with an amount (after-tax) equal to the amount of such tax and social security contributions for which it or any Affiliate is obliged to withhold or account; (iii) withhold Shares otherwise issued or issuable to you on Vesting or payment with a Fair Market Value equal to the amount of such tax liabilities; and/or (iv) if the Shares are then listed for trading on a public market, permit you to enter into a “same day sale” commitment with a broker whereby the grantee irrevocably elects to sell a portion of the Shares to be delivered under this Agreement to satisfy such tax liabilities and whereby the broker irrevocably commits to forward the proceeds necessary to satisfy such tax liabilities directly to the Company. In the event that payment to the Company or its Affiliate of such tax liabilities is made in Shares, such Shares shall be valued at Fair Market Value on the applicable date for such purposes. For the avoidance of doubt, the Administrator may specify (to the extent permitted by law) that the social security contributions which you are liable to pay shall include employer contributions as well as employee contributions.

5. Adjustments for Specified Events and Other Events; Adjustment of Performance Goals. Sections 9 and 10(c) of the Plan describe adjustments that may be made to RSUs as a result of corporate transactions and the treatment of RSUs in corporate transactions.

6. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable RSUs or any other adverse effect on your interests under the Plan. You hereby waive any and all rights to compensation or damages in consequence of the termination of your office or employment for any reason whatsoever insofar as those rights arise or may arise from ceasing to have rights under this Award as a result of such termination.

7. Recovery. Notwithstanding anything to the contrary in this Agreement, all RSUs and Shares issued in settlement of RSUs shall be subject to the recovery and withholding provisions in Section 7(f) of the Plan which are incorporated herein by reference.

8. Rights as Shareholder. You shall not have any of the rights of a stockholder with respect to any Shares that may be issued in settlement of the RSUs until such Shares have been issued to you.

9. The Company’s Rights. This Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Restrictions on Issuance of Shares. The issuance of Shares upon settlement of the RSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the RSUs shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

11. Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award by electronic means or to request your consent to participate in the Plan or accept this award by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12. Entire Agreement. This Agreement, together with the Notice and the Plan, contain the entire agreement between the parties with respect to the award granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the terms hereof shall be void and ineffective for all purposes.

13. Amendment. Subject to the Plan, this Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on you as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

14. Section 409A. This Agreement and the RSUs are intended either to be exempt from Section 409A of the Code under the “short-term deferral rule” exemption or comply with Section 409A of the Code. The preceding provision shall not be construed as a guarantee by the Company of any particular tax effect of this Agreement and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

15. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

16. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.

17. No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue Shares in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving this award.

18. Effect on Other Employee Benefit Plans. The value of the awards under this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its right to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19. Governing Law. The validity, construction and effect of the Plan, this Agreement, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or this Agreement, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Plan. Any proceedings suit or action arising out of the Plan shall be brought in such courts.

20. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

21. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

23. Data Privacy. The Company may pass personal information about you (including, but without prejudice to the generality of the foregoing, your name, address, age and salary details) to third parties for the purpose of administration or for complying with its legal obligations.

24. Rights of Third Parties. A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement save that any person which is obliged to account for any tax or social security contributions shall be entitled to enforce Section 4. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

25. Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed by one or more of the parties hereto, shall constitute an original but all of which shall constitute one and the same instrument.

{Glossary begins on next page}

GLOSSARY

(a) “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

(c) “Company” means PureTech Health plc and its Affiliates, except where the context otherwise requires.

(d) “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months

(e) “Grant Date” means the effective date of a grant of RSUs made to you as set forth in the Notice.

(f) “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of RSUs made to you.

(g) “Service” means your service as an employee, consultant, director, advisor, non-executive director or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and/or its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not PureTech Health plc or its successor or an Affiliate of PureTech Health plc or its successor. The Company reserves the right, in its sole discretion, to determine when your Service has terminated, including in the event of any leave of absence or part-time Service.

(h) “Specified Event” shall have the meaning provided in the Plan, but limited to an event that would also be a “change in control event” under Section 409A of the Code.

(i) “You” or “Your” means the recipient of the RSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

Executed as a deed, but not delivered until the first date specified on page 1, by PURETECH HEALTH PLC by a director in the presence of a witness:	)
)
)
	)	Signature

Name (block capitals)
Director

Witness signature

Witness name

(block capitals)

Witness address

Signed as a deed, but not delivered until the first date specified on page 1, by ◆ in the presence of:	) ) )	Signature

Witness signature

Witness name

(block capitals)

Witness address

EXHIBIT A

PURETECH HEALTH PLC

PERFORMANCE CONDITIONS APPLYING TO THE RESTRICTED SHARE UNITS (“RSUs”) GRANTED UNDER THE PURETECH HEALTH PLC PERFORMANCE SHARE PLAN (“PSP”) ON [INSERT]

1	INTRODUCTION

This Exhibit A sets out the Performance Conditions for the RSUs granted under the PSP on [INSERT]. The Performance Period for each metric will commence on [INSERT] and end on [INSERT].

The RSUs will be subject to the following performance measures:

Weighting
Growth in Total Shareholder Return (“TSR”)	50%
Relative TSR against:
• FTSE 250 Index (excluding Investment Trusts)	12.5%
• MSCI Europe Health Care Index	12.5%
Strategic Objectives	25%

The Administrator will determine the extent to which the Performance Conditions have been satisfied as soon as practicable following the end of the Performance Period and determine the extent to which the RSUs shall Vest. The Administrator’s determination of whether the Performance Conditions have been satisfied shall be final and binding on you.

Capitalized terms used in this Exhibit A will have the same meaning as in Agreement the rules of the PSP, unless otherwise stated.

2	THE TSR PERFORMANCE CONDITION (50% OF THE TARGET RSUs)

TSR is calculated as the Company’s average Return Index over each trading day during the three month period Performance described below. The Return Index will be calculated by reference to ‘total-return’ data supplied by Bloomberg or Datastream, or such other data source, as determined by the Administrator.

The growth in TSR over the Performance Period will be calculated as a percentage per annum as follows:

[R2 ÷ R1 ] (1/3) - 1

Where:

•	R1 = the Company’s average Return Index over each trading day during the three month period ending on the day before the start of the Performance Period; and

•	R2 = the Company’s average Return Index over each trading day during the three month period ending on the last day of the Performance Period.

The extent to which the TSR Performance Condition has been satisfied and the Target RSUs subject to this Performance Condition will Vest will be determined as follows:

TSR growth	Extent to which the TSR Performance Condition has been satisfied
15% or more per annum	100%
Between 7% and 15% per annum	On a straight-line basis between 25% and 100%
7% per annum	25%
Less than 7% per annum	0%

3	THE RELATIVE TSR CONDITION (25% OF THE TARGET RSUs)

Relative TSR will be measured by comparing the TSR performance of the Company against the TSR performance of the constituent companies in the FTSE 250 Index (excluding Investment Trusts) and the MSCI Europe Health Care Index as follows:

•	in respect of 12.5% of the Target RSUs, by reference to the constituents of the FTSE 250 Index (excluding Investment Trusts) on the first day of the performance period; and

•	in respect of 12.5% of the Target RSUs by reference to the constituents of the MSCI Europe Health Care Index on the first day of the performance period

For the purposes of each of these relative TSR conditions, TSR for the Company and each of the companies in the relevant index shall be calculated over the Performance Period as follows (unless the Administrator determines another method of calculation should be used) using a common currency basis (GBP):

R2 - R1

R1

Where:

•	R1 is the relevant company’s average Return Index over each trading day during the three month period ending on the day before the start of the Performance Period;

•	R2 is the relevant company’s average Return Index over each trading day during the three month period ending on the last day of the Performance Period;

•	The Return Index will be calculated by reference to ‘total-return’ data supplied by Bloomberg or Datastream, or such other data source, as determined by the Administrator.

The extent to which each relative TSR condition has been satisfied against each Index will be determined as follows:

Company’s TSR performance over the Performance Period	Extent to which the relative TSR condition has been satisfied
Company’s TSR performance ranking in the relevant index is upper quartile	100%
Company’s TSR performance in the relevant index is between the median of the index and upper quartile	On a straight line basis between 25% and 100%
Company’s TSR performance matches the median TSR performance of the index	25%
Company’s TSR performance is below the median TSR performance of the index	0%

The Administrator shall be entitled, in its absolute discretion to make any such adjustments as it thinks fit (whether prospective or retrospective) to the methodology or the companies in the relevant index to take account of de-listings, mergers, acquisitions or other such events.

4	STRATEGIC OBJECTIVES PERFORMANCE CONDITION (25 % OF THE TARGET RSUs)

Strategic objectives represent a maximum of 25% of the Target RSUs opportunity.

Strategic objectives are determined annually under the Company’s Annual Bonus Plan and the same target strategic objectives determined for a financial period of the Company under the Annual Bonus Plan shall apply to each relevant period in the Performance Period.

Results will be averaged over the Performance Period (with each period representing 1/3rd of the total) and shall be expressed as a percentage (“Performance Percentage”).

The extent to which the Strategic Objectives Performance Condition has been satisfied and the Target RSUs subject to this Performance Condition will Vest will be determined as follows:

Performance Percentage	Extent to which the Target Strategic Objectives Performance Condition has been satisfied
100%	100%
Between 25% and 100%	On a straight-line basis between 25% and 100%
25%	25%
Less than 25%	0%

5	EARLY TESTING OF THE PERFORMANCE CONDITION

Where under the rules of the PSP or this Agreement, the Performance Condition is required to be tested prior to the end of the Performance Period, the Remuneration Administrator shall determine the appropriate basis for the calculation.

6	ADJUSTMENTS

In determining the extent to which the Performance Condition is met, the Remuneration Administrator may:

•	adjust the Performance Condition in exceptional circumstances, for example significant acquisitions/disposal or a significant change in business strategy; and/or

•

make such adjustments to the calculations as it deems necessary in order to ensure that the targets suitably measure performance in a manner which is consistent with the objectives of the Performance Condition; and/or

•

make an appropriate adjustment to the calculation in the event of any variation of capital of the Company or a demerger, delisting, special dividend, rights issue or other event which may, in the Board’s opinion, affect the current or future value of Shares; and/or

•	make an appropriate adjustment to the calculation to take into account any changes in accounting standards or practice

Provided that in all cases the amended Performance Condition will represent a fairer measure of performance and will not be materially more difficult nor materially easier to satisfy than the original Performance Condition.

7	RECOVERY OF VESTING AWARDS

In accordance with the rules of the Plan, Vesting is subject to Section 7